DALRADA FINANCIAL CORPORATION
PRESS RELEASE

FOR RELEASE:  Market Open, Monday, October 16, 2006

CONTACT:                           Eric Gaer, VP Investor Relations
858-277-5300
egaer@dalrada.com

DALRADA FINANCIAL ADDS TO BOARD OF DIRECTORS
Board expanded to 8 members

SAN DIEGO, CA, October 16, 2006 - Dalrada Financial Corporation (OTCBB: DFCO) today announced the election of three new members to its Board of Directors, which expands the Board to eight members - 5 of whom are independent.

The new members were elected at the October 12 meeting of the Dalrada Board.

Paul F. Muscenti is Chairman of the Board of Arizona Bank and Trust in Phoenix, Arizona. He has been in banking since 1960. His background includes service as Chairman of Bank of the Southwest, director of M&I Bank of Arizona, and President and CEO of FIRSTAR Metropolitan Bank and Trust. He holds undergraduate and graduate degrees from The University of Arizona and The University of Washington.

Robert T. Baker is President and CEO of Unity Marketing, Inc., a Visa® and MasterCard® merchant processing company and marketer of Unity Bankcard. Previously, he was President/CEO of United Sunburst Solar, a solar energy sales company in Southern California. He is a graduate of San Diego State University.

Jim Ellis, is a retired California State Senator, businessman, and naval officer. He served on the San Diego City Council from 1973-1976; in the California State Assembly from 1976-1980; and in the California State Senate from 1980-1988. He served on the California Agricultural Labor Relations Board from 1988-1992. He was founder and President of Pacific Car Rental and Leasing from 1970-1976. Mr. Ellis had a distinguished military career from 1950-1970, earning The Distinguished Flying Cross (2), a Bronze Star, 11 Air Medals, and the Navy Commendation Medal (3). He retired as a Commander from the U.S. Navy in 1970. He holds undergraduate and graduate degrees from the U.S. Naval War College.

“We are honored to have these three distinguished gentlemen join the Dalrada Board of Directors,” said Brian Bonar, Chairman and Chief Executive Officer. “Each brings background and experience to our Company, which will assist us as we grow in size and influence in the financial service industry,” he added.

Dalrada provides employer business solutions to small and medium-size businesses. Its customers outsource many administrative tasks associated with human resources management to Dalrada. Services include payroll processing, workers’ compensation insurance, employee benefits (including 401k and health insurance plans), and business risk management (including general and professional liability insurance), and staffing services.

Dalrada provides these services through its subsidiary companies and operating groups, which include: All Staffing, Inc., The Solvis Group, Solvis Medical Staffing, MedicalHR™, and CallCenterHR™

About Dalrada Financial Corporation:

Dalrada Financial Corporation provides employer business solutions to small to medium-size businesses. The Company assists clients in providing a wide variety of management and employee programs that increase business efficiency. These include: payroll and human resources support, staffing, employee benefits, risk management insurance (including workers’ compensation and business liability), financial management, and other business management products and services.

Information on the Dalrada family of companies is available at: www.dalrada.com; www.medicalhr.com; www.thesolvisgroup.com; and www.allstaffing.com.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.